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                  NUCLEAR RESEARCH CORPORATION AND SUBSIDIARIES

                                   EXHIBIT 11
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


                                                       Three Months Ended                        Six Months Ended
                                                          December 31,                             December 31,
                                                    1997                1996                 1997                1996
                                               --------------      ---------------      --------------      ---------------
Net Income (Loss)                              $      (53,176)     $      (468,128)     $     (499,151)     $      (341,566)
Average shares issued                                  31,873               31,873              31,873               31,873
Average net effect of dilutive stock
  options-based on the treasury stock
  method                                                6,092                7,090               6,092                7,090
Less:  average treasury stock                          (3,698)              (3,698)             (3,698)              (3,698)
                                               --------------      ---------------      --------------      ---------------
  Total stock and stock equivalents                    34,267               35,265              34,267               35,265
                                               ==============      ===============      ==============      ===============
Primary Earnings (Loss) per share              $        (1.55)     $        (13.27)     $       (14.56)     $         (9.68)
                                               ==============      ===============      ==============      ===============
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